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                                                                   EXHIBIT 10.19


                           "LIQUID MARKETS" AGREEMENT

        THIS "LIQUID MARKETS" AGREEMENT (this "Agreement") is made as of _______ ________ (the "Effective Date"), between The Advisory Board Company, a Maryland corporation (the "Company"), and ___________ (the "Optionee").

                                 R E C I T A L S

        A. The Company adopted the Stock-Based Incentive Compensation Plan (the "Original Plan"), as of March 1, 1994, to provide for the grant to certain employees of the Company ("Participants") of options ("Original Options") to purchase shares of Class B Nonvoting Stock, $0.01 par value, of the Company (the "Stock").

        B. As a Participant, Optionee was granted Original Options as reflected in the stock option agreement between the Optionee and the Company (the "Original Option Agreement").

        C. The Original Options are not transferable. None of the Original Options have vested. As a result, it has been impossible for the Optionee to liquidate the Original Options.

        D. In order to create greater liquidity for the Optionee, to reward the Optionee for past and continuing contributions to the Company, and to provide further incentives for the Optionee to remain with the Company and continue making such contributions in the future, the Company has offered the Optionee an opportunity to (i) sell all or part of the Original Options to the Company immediately, and/or (ii) with respect to those Original Options which are not sold, to modify all or part of such Original Options (such modified Original Options are hereinafter referred to as "Continuing Options"), as described in that certain Continuing Stock Option Agreement (the "Continuing Option Agreement") and that certain Continuing Stock-Based Incentive Compensation Plan (the "Continuing Option Plan") attached hereto as Exhibits A and B, respectively.

        E.      The Number of Options Granted that the Optionee currently owns
is            which the Optionee desires to currently owns is treat as follows:

               1.                    Number of Options Sold as
                      --------------
                      provided for herein;

               2.                    Original Options modified as
                      --------------
                      Continuing Options as described herein.

        F. The Optionee acknowledges that he or she is an employee of the Company with substantial knowledge concerning the performance, operations and future opportunities relating to the Company. The Optionee further acknowledges that he or she has been briefed on the past and potential future performance of the Company by Jeffrey D. Zients and/or other senior executives of the Company, and that the Optionee had the opportunity to ask Jeffrey D. Zients, other senior executives of the Company, and/or the Company's auditors, Arthur Andersen LLP, whatever questions the Optionee desired concerning the financial and operational performance and expectations of the Company. Finally, the Optionee acknowledges that all future operating

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results are impossible to predict and that no representation is being made by the Company or Arthur Andersen LLP with respect to the accuracy or completeness of any forecast regarding the future.

                                   AGREEMENTS

        1. DEFINITIONS. Capitalized terms used herein shall have the following meanings:

        "Agreement" is defined in the preamble.

        "Agreement Not to Compete" is that certain Agreement Concerning Exclusive Services, Confidential Information, Business Opportunities, Non-Competition, Non-Solicitation and Work Product between the Optionee and the Company attached as Exhibit C.

        "Cash Shortage" is the condition that exists when, in the judgment of the Company, the Company's cash reserves may prove insufficient to (i) cover the Company's working capital and other obligations as they come due, including obligations pursuant to any stock option agreement, continuing options agreement, or liquid markets agreement entered into by the Company and any other obligation of the Company to its employees; (ii) maintain sufficient cash reserves to pay unforeseeable costs that may arise; and at the same time (iii) make payments to Optionee pursuant to this Agreement.

        "Cause" for termination is the commission of an act of fraud, theft or dishonesty against the Company; arrest or conviction for any felony; arrest or conviction for any misdemeanor involving moral turpitude which might, in the Company's opinion, cause embarrassment to the Company; misconduct; substance abuse; insubordination; violation of Company policy; willful or repeated non-performance or substandard performance of duties; violation of any District of Columbia, state or federal laws, rules or regulations in connection with or during performance of work; or Performance Inconsistent with Past Levels of Contribution, as defined below.

        "Company" is defined in the preamble.

        "Continuing Options" is defined as "Options" in the Continuing Option Agreement.

        "Continuing Option Agreement" is that certain agreement between Optionee and the Company defined in Recital D and attached hereto as Exhibit A.

        "Continuing Option Plan" is that certain employee stock-based incentive compensation plan of the Company defined in Recital D and attached hereto as Exhibit B.

        "Disability" shall mean a serious and permanent medical incapacity or disability that precludes the Optionee from performing professional work. The Company, at its option and expense, shall be entitled to retain a physician reasonably acceptable to the Optionee to confirm the existence of such incapacity or disability. The Chairman of the Board of Directors of the Company reserves the right to define Disability in a more liberal manner.

        "Earn Out Payment" is defined in Section 3(b).


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        "Effective Date" is defined in the preamble.

        "Exercise Price" is defined in the Original Option Agreement.

        "Fiscal Year" or "FY" is the Company's fiscal year ending March 31 of each year or such other date as shall be designated by the Company in its sole and absolute discretion.

        "Income from Operations" is the income from operations (or similar entry) shown on the audited financial statements of the Company for each Fiscal Year, not including any compensation income or expense relating to any payments made in connection with the sale of any Original Options pursuant to this Agreement.

        "Initial Payment" is defined in Section 3(a).

        "Market Rate" is a floating rate equal to the Prime Rate as quoted in The Wall Street Journal and as adjusted from time to time but not to exceed 10% per annum.

        "Number of Options Granted" is defined in Section 2.

        "Number of Options Sold" is defined in Section 2(a).

        "Optionee" is defined in the preamble.

        "Original Option Agreement" is defined in Recital B.

        "Original Options" is defined in Recital A.

        "Original Plan" is defined in Recital A.

        "Participants" is defined in Recital A.

        "Performance Inconsistent with Past Levels of Contribution" is any neglect of, or refusal or inability to, perform the Optionee's duties or responsibilities with respect to the Company with the same level of contribution as in past periods of employment; or any insubordination, dishonesty, negligence or malfeasance in the performance of such duties and responsibilities; or the taking of actions which impair the Optionee's ability to perform such duties and responsibilities; or any material violation of Company rules or regulations.

        "Purchase Price" is defined in Section 3.

        "Restrictions for Protecting the Company" is defined in Section 4.

        "Stock" is defined in Recital A.

        "Stockholders' Agreement" means that certain Continuing Stockholders' Agreement of the Company setting forth, inter alia, certain rights, preferences and privileges of and restrictions on any shares that may be received pursuant to exercise of the Continuing Options.


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        "Voluntary Resignation Date" means the date on which the Optionee voluntarily resigns from employment with the Company. Voluntary Resignation Date shall not include the date on which the Optionee ceases to be employed by the company due to death or a Disability.

        2. NUMBER OF OPTIONS SOLD AND CONTINUING OPTIONS. Optionee was granted the number of Original Options set forth in Recital E. above (the "Number of Options Granted") pursuant to the Original Plan. Optionee hereby agrees to the following regarding those Original Options:

        a. Optionee agrees to sell to the Company the number of Original Options set forth in Recital E.l. above (the "Number of Options Sold"), in exchange for the Purchase Price, as defined below, to be paid to Optionee according to the terms of Section 3 below, subject to the Restrictions for Protecting the Company, as defined below; and

        b. Optionee agrees to modify the number of Original Options set forth in Recital E.2. above to be henceforth treated as Continuing Options pursuant to the Continuing Option Agreement attached hereto as Exhibit A, which the Optionee agrees to executed simultaneously with this Agreement. If the Number of Options Sold, as defined in subparagraph a. above, combined with the number of Continuing Options exceeds the Number of Options Granted, the Number of Options Sold shall be presumed correct and the number of Continuing Options shall be adjusted as necessary to make the Number of Options Sold plus the number of Continuing Options equal the Number of Options Granted.

        c. Optionee agrees to execute the Agreement Not to Compete, attached hereto as Exhibit C, which is additional consideration for this Agreement. No payments under Section 3 shall be paid until Optionee executes the Agreement Not to Compete.

        3. PAYMENTS TO BE MADE BY THE COMPANY. The Company agrees to pay to Optionee an Initial Payment and Earn Out Payment with respect to the Number of Options Sold (together, the "Purchase Price"), as described below.

        a. Initial Payment. The Company shall pay to Optionee an initial payment (the "Initial Payment") to be paid in two installments beginning immediately.

                (i) The amount of the Initial Payment per option shall be Fifty-five (55) Dollars minus the Exercise Price, as defined in the Original Option Agreement. For further clarity, the total Initial Payment shall equal the difference between Fifty-five (55) Dollars and the Exercise Price, multiplied by the Number of Options Sold.

                (ii) Unless either of the two following circumstances occur, twenty-five percent (25%) of the Initial Payment shall be paid no later than December 31, 1995 and seventy-five percent (75%) of the Initial Payment shall be paid by December 31, 1996:

                        (a) If the Optionee is terminated for Cause before March 31, 1998 or a Voluntary Resignation Date occurs before March 31, 1998, the Optionee will forfeit the right to any portion of the Initial Payment that has not been paid to the Optionee as of the date of Optionee's termination for Cause or the Voluntary Resignation Date, as appropriate. However, if Optionee is terminated without


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                Cause prior to March 31, 1998 or ceases to be employed by the
                Company as the result of death or a Disability, the Optionee will not forfeit his or her right to the Initial Payment. If Optionee is still employed by the Company on March 31, 1998, Optionee will not forfeit the right to the Initial Payment due to resignation or termination after that date, provided a Voluntary Resignation Date does not occur without the Optionee providing the Company with at least ten (10) months prior notice of his or her intention to resign. If a Voluntary Resignation Date occurs without the Optionee providing the Company with ten
                (10) months prior notice, Optionee will forfeit the right to any portion of the Initial Payment that has not been paid to the Optionee as of the Voluntary Resignation Date.

                        (b) If one or more of the circumstances resulting in Restrictions for Protecting the Company, as enumerated in
                Section 4, occurs, payment of the Initial Payment will be delayed to the extent provided in Section 4. Except as provided in Section 3(a) (ii) (a), the Initial Payment shall not be forfeited as a result of a Restriction for Protecting the Company.

        b. Earn Out Payment. The Company shall pay to Optionee an additional payment (the "Earn Out Payment") based on the Company's Income from Operations for the Fiscal Year ending March 31, 1998.

                (i) The amount of the Earn Out Payment shall depend on the level of Income from Operations for FY 1998. If the FY 1998 Income from Operations is less than Ten Million Dollars ($10,000,000) the amount of the Earn Out Payment will be Zero Dollars ($0). If the FY 1998 Income from Operations is equal to or greater than Ten Million Dollars ($10,000,000), the amount of the Earn Out Payment will be as follows:



                                                      EARN OUT PAYMENT PER
              FY 1998 INCOME FROM OPERATIONS               OPTION SOLD
              ------------------------------               -----------
             $10,000,000-$15,999,999                           $36
             $16,000,000-$19,999,999                           $41
             $20,000,000-$2l,999,999                           $57
             $22,000,000-$23,999,999                           $67
             $24,000,000-$25,999,999                           $80
             $26,000,000-$27,999,999                           $89
             $28,000,000-$29,999,999                           $99
             $30,000,000 or over                              $110

                (ii) The Earn Out Payment shall be paid to Optionee by December 31, 1998, unless either of the two following circumstances occurs:

                        (a) If Optionee is terminated for Cause before March 31, 1998 or a Voluntary Resignation Date occurs before March 31, 1998, the Optionee will forfeit the right to any portion of the Earn Out Payment. However, if the


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                Optionee is terminated without Cause prior to March 31, 1998 or the Optionee ceases to be employed by the Company as the result of death or a Disability, the Optionee will not forfeit the right to the Earn Out Payment as a result of that termination. If the Optionee is still employed by the Company on March 31, 1998, the Optionee will not forfeit the right to the Earn Out Payment due to resignation or termination after that date, provided a Voluntary Resignation Date does not occur without the Optionee providing the Company with at least ten (10) months prior notice of his or her intention to resign. If a Voluntary Resignation Date occurs without the Optionee providing the Company with ten (10) months prior notice, Optionee will forfeit the right to any portion of the Earn Out Payment that has not been paid to Optionee as of the Voluntary Resignation Date.

                        (b) If one or more of the circumstances resulting in Restrictions for Protecting the Company, as enumerated in
                Section 4, occurs, the Earn Out Payment shall be delayed to the extent provided in Section 4. Except as provided in Section 3(b)
                (ii) (a), the Earn Out Payment shall not be forfeited as a result of a Restriction for Protecting the Company.

        4. RESTRICTIONS FOR PROTECTING THE COMPANY. The following three (3) restrictions ("Restrictions for Protecting the Company") will result in delay of payment of all or part of the Purchase Price under the circumstances described below:

        a. No payment under Sections 3.a. and 3.b. above shall be made in any Fiscal Year in which the Company's Income from Operations for each of the two preceding Fiscal Years did not exceed its Income from Operations for the immediately preceding Fiscal Year by at least ten percent (10%). For more certainty, the Company's annual Income from Operations must grow by a minimum of ten percent (10%) for two consecutive Fiscal Years before the Company shall make any payments under Sections 3.a. and 3.b.. No interest shall accrue during the period of delay due to this restriction. Any payment delayed due to this restriction shall be made by December 31 of the first year in which the Company's Income from Operations for the two preceding Fiscal Years satisfy the criteria of this subsection a., unless such payment is further delayed pursuant to another Restriction for Protecting the Company.

        b. No payment under Sections 3.a. and 3.b. above shall be made in any Fiscal Year in which the Company's Income from Operations for the immediately prior Fiscal Year is less than Ten Million Dollars ($10,000,000). No interest shall accrue during the period of delay due to this restriction. Any payment delayed due to this restriction shall be made by December 31 of the first Fiscal Year after the Fiscal Year in which the Company's Income from Operations satisfy the criteria of this subsection b., unless such payment is further delayed pursuant to another Restriction for Protecting the Company.

        c. No payment under Sections 3.a. and 3.b. above shall be made if the Company determines it is suffering from a Cash Shortage. Any payment that would otherwise be made during a period of Cash Shortage shall be delayed for a period of six (6) months, after which time the Company shall either make any payments that had been delayed or determine that the Company continues to suffer from a Cash Shortage. Interest shall accrue at Market Rate during any period of delay solely due to this restriction.


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        5.      NONTRANSFERABILITY. The right to all or any portion of the
Purchase Price shall not be transferable by the Optionee except, after the Optionee's death, to his or her spouse, child, estate, personal representative, heir or successor. More particularly (but without limiting the generality of the foregoing), the right to all or any portion of the Purchase Price may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Any assignment, transfer, pledge, hypothecation or other disposition of the right to all or any portion of the Purchase Price contrary to the provisions hereof, and the levy of any attachment or similar process upon such right to the Purchase Price that would otherwise effect a change in the ownership of the right to all or any portion of the Purchase Price, shall terminate any further obligation the Company has with respect to any unpaid portion of the Purchase Price; provided, however, that in the case of the involuntary levy of any attachment or similar involuntary process upon the Option, the Optionee shall have thirty (30) days after notice thereof to cure such levy or process before the Company's obligation with respect to the Purchase Price terminates. This Agreement shall be binding on and enforceable against any person who is a permitted transferee pursuant to the first sentence of this Section.

        6. TAXES. The Company may, in its discretion, make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to payment of the Purchase Price, including but not limited to, deducting the amount of any such withholding taxes from any other amount then or thereafter payable to the Optionee, requiring the Optionee to pay to the Company the amount required to be withheld or to execute such documents as the Committee deems necessary or desirable to enable it to satisfy its withholding obligations, or any other reasonable means.

        7. NOTICES. All notices, requests, demands and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telexed or telecopied to, or, if mailed, when received by, the other party, if to the Company at its principal executive offices addressed to the attention of the Company's Chairman of the Board of Directors, and if to Optionee at his or her address as it appears on the books of the Company (or at such other address as shall be given in writing by Optionee or his or her permitted transferee to the Company).

        8. AMENDMENTS AND WAIVERS. This Agreement may be amended, and any provision hereof may be waived, only by a writing signed by the party to be charged.

        9. ENTIRE AGREEMENT. This Agreement, together with the Continuing Option Plan, the Continuing Option Agreement, the Agreement Not to Compete, and the Stockholders' Agreement, sets forth the entire agreement and understanding between the parties as to the subject matter hereof (including, but not limited to, any rights of the Optionee to any value or appreciation in value of the Company or its capital stock) and supersedes all prior oral and written and all contemporaneous oral discussions, agreements and understandings of any kind or nature.


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

        10. HEADINGS. The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

        11. FURTHER ASSURANCES. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement.

        12. GOVERNING LAW. All terms of and rights under this Agreement shall be governed by and construed in accordance with the internal law of the State of Maryland, without giving effect to principles of conflicts of law.

        13. ARBITRATION. The parties shall endeavor to settle all disputes by amicable negotiations. Any claim, dispute, disagreement or controversy that arises among the parties relating to this Agreement (excluding enforcement by the Company of its rights under the Agreement Not to Compete) that is not amicably settled shall be resolved by arbitration, as follows:

        a. Any such arbitration shall be heard in the District of Columbia, before a panel consisting of one (1) to three (3) arbitrators, each of whom shall be impartial. Except as the parties may otherwise agree, all arbitrators shall be appointed in the first instance by the appropriate official in the District of Columbia office of the American Arbitration Association or, in the event of his or her unavailability by reason of disqualification or otherwise, by the appropriate official in the New York City office of the American Arbitration Association. In determining the number and appropriate background of the arbitrators, the appointing authority shall give due consideration to the issues to be resolved, but his or her decision as to the number of arbitrators and their identity shall be final. Except as otherwise provided in this Section 13, all of the arbitration proceedings shall be conducted in accordance with the rules of the arbitrators.

        b. An arbitration may be commenced by any party to this Agreement by the service of a written request for arbitration upon the other affected parties. Such request for arbitration shall summarize the controversy or claim to be arbitrated, and shall be referred by the complaining party to the appointing authority for appointment of arbitrators ten (10) days following such service or thereafter. If the panel of arbitrators is not appointed by the appointing authority within thirty (30) days following such reference, any party may apply to any court within the District of Columbia for an order appointing arbitrators qualified as set forth above.

        c. All attorneys' fees and costs of the arbitration shall in the first instance be borne by the respective party incurring such costs and fees, but the arbitrators shall have the discretion to award costs and/or attorneys' fees as they deem appropriate under the circumstances. The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amount that in any way reflects punitive damages.

        d. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

        e. It is intended that controversies or claims submitted to arbitration under this Section 13 shall remain confidential, and to that end it is agreed by the parties that neither the


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facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed to third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration.

        14. ACTIONS BY THE COMPANY. Any reference within this Agreement to an action, judgment, conclusion, or determination by the Company shall mean an action, judgment, conclusion, or determination of the Board of Directors of the Company or its authorized representative(s).

        15. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

                                            THE ADVISORY BOARD COMPANY


                                            By:
                                               -------------------------------
                                            Name:  David G.  Bradley
                                            Title: Chairman






                                            --------------------------------
                                                          OPTIONEE



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